AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 13, 2016

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

Registration Statement

Under

the Securities Act of 1933

MONSANTO COMPANY

(Exact name of registrant as specified in its charter)

Delaware	43-1878297
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

800 North Lindbergh Boulevard

St. Louis, Missouri 63167

(Address of principal executive offices)

Registrant’s telephone number including area code:

(314) 694-1000

Copies to:

David F. Snively, Esq.

Executive Vice President, Secretary

and General Counsel

Monsanto Company

800 North Lindbergh Boulevard

St. Louis, Missouri 63167

314-694-1000

(Name and address of agent for service)

R. Randall Wang, Esq. Bryan Cave LLP One Metropolitan Square, Suite 3600 St. Louis, Missouri 63102 314-259-2149 Fax 314-259-2020

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(2)
Debt securities; common stock; preferred stock; depositary shares; warrants; rights; purchase contracts; units	(1)	(1)	$6,000,000,000	$604,200

(1)	Pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), the amount to be registered and the proposed maximum aggregate offering price per unit are not specified as to each class of securities being registered. The maximum aggregate offering price of all securities issued by the Registrant pursuant to this Registration Statement shall not have a maximum aggregate offering price that exceeds $6,000,000,000 or the equivalent at the time of the offering in any other currency. The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with, and at the time of, issuance by the Registrant of the securities registered hereunder. The amount also includes such indeterminate principal amount, liquidation amount or number of identified classes of securities as may be issued upon conversion, exchange or exercise of any securities included in this registration statement into other securities or that are issued in units. Separate consideration may or may not be received for any of these securities. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2)	The proposed maximum aggregate offering price reflected in the table has been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

The Registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on the date that the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 13, 2016

PROSPECTUS

$6,000,000,000

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Rights

Purchase Contracts

Units

This prospectus describes securities that we may offer and sell at various times for an aggregate amount of up to $6,000,000,000 or the equivalent in any other currency. A more detailed description of the securities is contained in this prospectus under “Description of Debt Securities,” “Description of Capital Stock,” “Description of Depositary Shares,” “Description of Warrants and Warrant Units,” “Description of Rights and Rights Units” and “Description of Purchase Contracts and Purchase Units.” The securities may be our senior or subordinated debt securities, shares of our common or preferred stock, depositary shares, warrants or warrant units, rights or rights units, purchase contracts or purchase units, and may include securities convertible into or exchangeable for our common or preferred stock.

We will determine the terms of each series of securities (including, as applicable, the specific designation, aggregate amount, voting rights, interest rates, dividend rates, maturity, redemption and/or repurchase provisions, ranking and other terms) at the time of sale, and we will describe those terms in a prospectus supplement that we will deliver together with this prospectus at the time of the sale.

We may sell securities directly to investors or to or through underwriters, dealers or agents. More information about the manner of distribution of the securities is under the heading “Plan of Distribution.” Information about the underwriters or agents who will participate in any particular sale of securities will be in the prospectus supplement relating to those securities.

Unless we state otherwise in a prospectus supplement, we will not list any of the securities on any securities exchange.

Our common stock is traded on the New York Stock Exchange under the symbol “MON.” As of April 12, 2016, the closing price of our common stock was $87.42. Our principal executive offices are located at 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, and our telephone number is (314) 694-1000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in our securities involves risk. See “Risk Factors” on page 2 of this prospectus.

The date of this prospectus is                     , 2016.

We have not authorized anyone to give any information or to make any representations concerning the offering of the securities except those which are in this prospectus, any accompanying prospectus supplement, any related free writing prospectus prepared by us or on our behalf or which is referred to under “Where You Can Find More Information” in this prospectus. If anyone gives any other information or representation, you should not rely on it. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities that are referred to in the prospectus supplement. This prospectus is not an offer to sell or a solicitation of an offer to buy securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that information in this prospectus may change after this date and information contained or incorporated herein should only be assumed to be accurate as of the date hereof or as of the date of such statement contained in the respective document incorporated by reference herein.

DESCRIPTION OF DEPOSITARY SHARES	19
DESCRIPTION OF WARRANTS AND WARRANT UNITS	22
DESCRIPTION OF RIGHTS AND RIGHTS UNITS	23
DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS	24
PLAN OF DISTRIBUTION	25
LEGAL MATTERS	26
EXPERTS	27

As used in this prospectus, unless otherwise indicated, “Monsanto,” “the company,” “we,” “our” and “us” are used interchangeably to refer to Monsanto Company or to Monsanto Company and its subsidiaries, as appropriate to the context, unless we state or the context implies otherwise, including, without limitation, with respect to the description of the securities we may offer or their terms or provisions (which are interests in, or obligations of, Monsanto Company but not any of its subsidiaries).

Unless otherwise indicated, trademarks owned or licensed by Monsanto or its subsidiaries are shown in special type.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC, which we refer to as the SEC (File No. 001-16167). The SEC allows us to incorporate by reference the information that we file with them, which means that we can disclose important information to you by referring you to those documents.

The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.

We incorporate by reference:

•	our Annual Report on Form 10-K for the fiscal year ended August 31, 2015, filed October 29, 2015;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended November 30, 2015 and February 29, 2016, filed January 7, 2016 and April 7, 2016, respectively;

•	our Current Reports on Form 8-K filed September 23, 2015, September 30, 2015, October 7, 2015 (Film No. 151149228) (and Amendment No. 1 thereto filed January 6, 2016), October 9, 2015, January 11, 2016, January 29, 2016, and March 28, 2016;

•	the description of our common stock set forth in our registration statement on Form 8-A filed October 10, 2000 under the heading “Description of Registrant’s Securities to be Registered” and on Form S-1/A (File No. 333-36956) filed August 30, 2000, under the heading “Description of Capital Stock,” and as updated on Form 8-K dated June 25, 2014 (Film No. 14940577), including any amendments or reports filed for the purposes of updating such description.

Any filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (except for information “furnished” with the SEC) after the date on which we filed the registration statement of which this prospectus is a part, until the offering of securities described in this prospectus is terminated, shall be deemed to be incorporated by reference into the prospectus.

We have filed a registration statement with the SEC to register the securities under the Securities Act. As permitted by SEC rules, this prospectus omits certain information that is contained in the registration statement.

For purposes of the registration statement of which this prospectus is a part, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement of which this prospectus is a part.

You may read and copy any of the documents mentioned above at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s Internet website at http://www.sec.gov and through the New York Stock Exchange, on which our common stock (symbol: “MON”) is listed, and which is located at 20 Broad Street, New York, New York 10005. Copies of these documents may also be available on our website at http://www.monsanto.com, but you should note that other information available on our website is not incorporated by reference into this prospectus. You may also receive a copy of any of these filings, at no cost, by writing or telephoning our Corporate Secretary, at Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, telephone (314) 694-1000.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus and any accompanying prospectus supplement, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other SEC filings filed after such annual report. It is possible that our business, financial condition, liquidity or results of operation could be materially adversely affected by any of these risks.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the SEC, using a “shelf” registration process. Under this process, we may sell debt securities, common stock, preferred stock, depositary shares, warrants, rights, purchase contracts and units. This prospectus only provides you with a general description of the securities that may be offered. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The prospectus supplement may also add, update or clarify information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and the accompanying prospectus supplement and any related free writing prospectus prepared by us or on our behalf, together with the additional information described under the heading “Where You Can Find More Information” in this prospectus.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

In the interests of our investors, this section of the prospectus explains some of the important reasons that actual results may be materially different from those that we anticipate. In this prospectus, including the information incorporated by reference herein, we share our expectations for our company’s future performance. These forward-looking statements include statements about our business plans; the potential development, regulatory approval, and public acceptance of our products; our expected financial performance, including sales performance, and the anticipated effect of our strategic actions; the anticipated benefits of recent acquisitions; the outcome of contingencies, such as litigation; domestic or international economic, political and market conditions; and other factors that could affect our future results of operations or financial position. Any statements we make that are not matters of current reportage or historical fact should be considered forward-looking. Such statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “will,” and similar expressions. By their nature, these types of statements are uncertain and are not guarantees of our future performance.

Since these statements are based on factors that involve risks and uncertainties, our company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company’s exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public understanding and acceptance of our biotechnology and other agricultural products; the success of the company’s research and development activities; the outcomes of major lawsuits; developments related to foreign currencies and economies; pursuit of acquisitions or other transactions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company’s estimates related to distribution inventory levels; recent increases in and expected higher levels of indebtedness; the company’s ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters, accidents and security breaches, including cybersecurity incidents, on the agriculture business or the company’s facilities; and other risks and factors described or referenced in this prospectus, any prospectus supplement, our Annual Report on Form 10-K for the fiscal year ended August 31, 2015, our Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2016, and other documents incorporated by reference herein.

Our forward-looking statements represent our estimates and expectations and are based on currently available information at the time that we make those statements. However, circumstances change constantly, often unpredictably, and many events beyond our control will determine whether the expectations encompassed in our forward-looking statements will be realized. As a result, investors should not place undue reliance on these forward-looking statements. We disclaim any current intention or obligation to revise or update any forward-looking statements, or the factors that may affect their realization, whether in light of new information, future events or otherwise, and investors should not rely on us to do so.

INFORMATION ABOUT MONSANTO

Monsanto is a leading global provider of agricultural products for farmers. Our seeds, biotechnology trait products, herbicides and digital agriculture tools provide farmers with solutions that help improve productivity, reduce the costs of farming and produce better foods for consumers and better feed for animals.

We produce leading seed brands, including DEKALB, Asgrow, Deltapine, Seminis and De Ruiter, and we develop biotechnology traits that assist farmers in controlling insects and weeds and digital agriculture to assist farmers in decision making. We also provide other seed companies with genetic material and biotechnology traits for their seed brands. We also manufacture Roundup and Harness brand herbicides and other herbicides.

Our principal executive offices are located at 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, and our telephone number is (314) 694-1000.

USE OF PROCEEDS

Unless we otherwise indicate in an accompanying prospectus supplement, we intend to use the net proceeds we receive from the sale of the securities for general corporate purposes, which may include reducing or refinancing borrowings, meeting working capital needs, capital expenditures, and acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods indicated. For purposes of calculating the ratio of earnings to fixed charges, earnings represent income from continuing operations before income taxes and equity earnings from affiliates plus fixed charges. Fixed charges include interest expense and our estimate of the interest component of rent expense. We have not paid any preferred stock dividends and, therefore, have not included the ratio of combined fixed charges and preferred stock dividends to earnings for these periods.

	Years Ended August 31,					Six Months Ended February 29, 2016
	2011	2012	2013	2014	2015
Ratio of earnings to fixed charges	11.03x	12.56x	14.85x	12.69x	7.22x	4.67x

DESCRIPTION OF DEBT SECURITIES

This section describes some of the general terms of the debt securities that may be offered under this prospectus. The applicable prospectus supplement will describe the particular terms of any debt securities being offered. The applicable prospectus supplement will also indicate the extent, if any, to which these general provisions may not apply to the debt securities being offered. If you would like more information on these provisions, you may review the Indenture, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

The debt securities may be senior unsecured or subordinated securities. The debt securities will be issued under the Indenture, dated as of July 1, 2014, between us and The Bank of New York Mellon Trust Company, N.A., as trustee.

We are summarizing certain important provisions of the debt securities and the Indenture. This is not a complete description of all of the important terms. You should refer to the specific terms of the Indenture for a complete statement of the terms of the Indenture and the debt securities. When we use capitalized terms which we do not define here, those terms have the meanings given in the Indenture. When we use references to Sections, we mean Sections in the Indenture. As used in this section, “Monsanto,” “we,” “our,” and “us” refer to Monsanto Company, the issuer of the notes, and not any of its subsidiaries.

General

The senior debt securities will be our senior unsecured obligations and will rank on a parity with all of our other unsecured and unsubordinated indebtedness outstanding from time to time. The subordinated debt securities may be subordinated to other classes of our indebtedness as described below under “Subordination” and as described further in the applicable prospectus supplement.

The Indenture does not limit the amount of debt securities that we may issue thereunder, nor does it limit other debt that we may issue. The debt securities may be issued at various times in different series and issues, each of which may have different terms. Unless we indicate otherwise in the applicable prospectus supplement for any series or issue, we may treat a subsequent offering of debt securities as a part of the same issue as that series or issue.

As of February 29, 2016, we had approximately $9.028 billion of outstanding indebtedness on a consolidated basis, and our subsidiaries had approximately $2.820 billion of outstanding liabilities reflected in our financial statements, of which approximately $178 million was owed by our subsidiaries to outside parties. We will disclose material changes to these amounts in any prospectus supplement relating to an offering of our debt securities. If this prospectus is being delivered in connection with the offering of a series of senior debt securities, the accompanying prospectus supplement or information incorporated by reference will set forth the approximate amount of any secured long-term indebtedness that is senior to such senior unsecured indebtedness outstanding as of a recent date.

The prospectus supplement relating to a particular series of debt securities will include the following information concerning those debt securities, to the extent applicable:

•	The title of the debt securities of the series or issue and whether such debt securities are senior or subordinated.

•	The aggregate principal amount of the series or issue of debt securities.

•	The date or dates (or the method by which such date or dates will be determined) on which the principal and premium, if any, will be paid, and the rights we or the holders may have to extend the Maturity of the debt securities.

•	The interest rate on the debt securities. We may specify a fixed rate or a variable rate, or a rate to be determined under procedures we will describe in the applicable prospectus supplement, and the interest rate may be subject to adjustment.

•	The dates on which we will pay interest on the debt securities and the regular record dates for determining the holders who are entitled to receive the interest payments.

•	If applicable, the terms of subordination of the debt securities.

•	Our right, if any, to defer payments of interest on the debt securities by extending the interest payment period, and the duration of such extensions.

•	Where payments on the debt securities will be made, if it is other than the office mentioned under “Payments on Debt Securities” below.

•	If applicable, the prices at which we may redeem all or a part of the debt securities and the time periods during which we may make the redemptions. The redemptions may be made under a sinking fund or otherwise.

•	Any obligation we may have to redeem, purchase, or offer to purchase any of the debt securities under a mandatory redemption, sinking fund or otherwise or at the option of the holder, and the prices, time periods and other terms which would apply.

•	If applicable, the terms on which the securities may be converted into or exercised or exchanged for shares of our common stock or other securities or other property.

•	Any additional, modified or different events of default or covenants that will apply to the debt securities.

•	The amounts we would be required to pay if the Maturity of the debt securities is accelerated, if it is less than the principal amount.

•	If payments on the debt securities will be made in any currency other than U.S. dollars, the currencies of the payments.

•	If applicable, the terms under which we, or a holder, may elect that payments on the debt securities be made in a currency other than U.S. dollars.

•	If amounts payable on the debt securities may be determined by a currency or other index, information on how the payments will be determined.

•	Any applicable material Federal income tax consequences.

•	Any other special terms that may apply to the debt securities. (Section 301)

Subordination

Our subordinated debt securities will be subordinate and junior in right of payment to all of our senior indebtedness, to the extent and in the manner set forth in the applicable prospectus supplement and a supplement to the Indenture.

Payments on Debt Securities

We will make payments on the debt securities at the office or agency we will maintain for that purpose, which will be the Corporate Trust Office of the Trustee in New York, New York unless we indicate otherwise in the applicable prospectus supplement, or at such other places at the respective times and in the manner as we designate in the applicable prospectus supplement. (Sections 308 and 1002) As explained under “Book-Entry Debt Securities” below, The Depository Trust Company, which we refer to as DTC, or its nominee will be the initial registered holder unless the applicable prospectus supplement provides otherwise, and we will make payments to DTC or its nominee. Payments to you, as beneficial owner, will be the responsibility of your broker or other DTC participant.

Form, Denominations and Transfers

Unless otherwise indicated in the applicable prospectus supplement:

•	The debt securities will be in fully registered form, without coupons, in a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof. (Section 302)

•	We will not charge any fee to register any transfer or exchange of the debt securities (other than for issuance of new debt securities in exchange for mutilated, destroyed, lost or stolen debt securities), except for taxes or other governmental charges, if any. (Section 306)

•	We will not be required (i) to issue, register the transfer of or exchange any debt securities during a period beginning at the opening of business 15 days before the day of the transmission of a notice of redemption of such debt securities to be redeemed and ending at the close of business on the day of such transmission, or (ii) to register the transfer of or exchange any debt security to be redeemed in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (Section 306)

We intend to appoint the trustee under the Indenture as security registrar and paying agent with respect to the debt securities issued under the Indenture.

Original Issue Discount Securities

If debt securities are original issue discount securities, we will offer and sell them at a substantial discount from their stated principal amount. We will describe Federal income tax consequences and other special considerations applicable to any original issue discount securities in the applicable prospectus supplement. “Original issue discount security” means any security which provides that less than the full principal amount will be due if the Maturity is accelerated or if the security is redeemed before its Maturity. (Section 101)

Indexed Debt Securities

Debt securities may provide that the principal amount payable at Maturity or the amount of interest payable will be determined by reference to currency exchange rates, commodity prices, equity indices or other factors. In that case, the amount we will pay to the holders will depend on the value of the applicable currency, commodity, equity index or other factor at the time the payment obligation is calculated. We will include information in the applicable prospectus supplement for those debt securities about how we will calculate the principal or interest payable, and will specify the currencies, commodities, equity indices or other factors to which the principal amount payable at Maturity or interest is linked. We will also provide information about certain additional Federal income tax considerations which would apply to the holders of those debt securities. (Section 101)

Certain Restrictions in the Indenture

Unless we otherwise specify in the applicable prospectus supplement, there will not be any covenants in the Indenture or the debt securities that would protect you against a highly leveraged or other transaction involving us that may adversely affect you as a holder of debt securities. If there are provisions that offer such protection, they will be described in the applicable prospectus supplement.

Restriction on Liens. Under the Indenture, neither we nor any of our restricted subsidiaries (defined below) may issue any notes, bonds, debentures or other indebtedness for money borrowed secured by a pledge of, or mortgage or lien on, any operating property (defined below) owned or leased by us or any restricted subsidiary, or on any shares of stock or indebtedness of any restricted subsidiary, unless we also provide equal and ratable security on the debt securities. (Section 1005) A “restricted subsidiary” is any of our direct or indirect subsidiaries that own any operating property. (Section 101) “Operating property” is any real property or equipment located within the U.S. and used primarily for manufacturing or research and development by us or any of our direct or indirect subsidiaries that has a net book value, after deduction of accumulated depreciation, in excess of 2.0% of our consolidated net assets (defined below), other than any property or equipment:

•	which is financed by obligations issued by a state, commonwealth, territory or possession of the U.S., or any political subdivision or governmental authority of any of the foregoing, or the District of Columbia; or

•	which, in the opinion of our Board of Directors, or of any director or directors and/or the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer or the Treasurer of the Company authorized by that board or committee to so act with respect thereto, is not of material importance to the total business conducted by us and our restricted subsidiaries taken as a whole. (Section 101)

Given the nature of our business, and the large number of our facilities in the U.S., at any time there may be few, or no, facilities which would meet the definition of “operating property” referred to above.

This restriction will not apply to the following permitted liens, which will also be excluded in computing secured indebtedness for purposes of this restriction:

•	liens existing as of the date of the Indenture;

•	liens on property, shares or debt of a Person existing at the time it becomes a restricted subsidiary;

•	liens on property existing at the time of acquisition and certain purchase money or similar liens;

•	liens to secure certain development, operation, construction, alteration, repair or improvement costs;

•	liens securing indebtedness owing to us or another restricted subsidiary by a restricted subsidiary;

•	liens in connection with certain government contracts, including the assignment of moneys due or to become due thereon or in connection with obligations issued by a state or a commonwealth or certain other governmental entities;

•	liens arising because of the nonpayment of taxes, assessments or governmental charges or of claims for labor, materials or supplies if such amounts are being contested in good faith or are not of material importance to the business;

•	liens arising from a judgment, decree or court order, provided that proceedings for review have not been finally terminated, or that the period for initiating review has not expired;

•	certain liens relating to security for the performance of a bid or contract, in connection with legal proceedings or arising in the ordinary course of business and not in connection with the borrowing of money; and

•	extensions, substitutions, replacements or renewals of the liens described above. (Section 1005)

There is an additional exception as described below under “10% Basket Amount.”

“Consolidated net assets” means the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting from such amount all current liabilities, excluding certain renewable or extendible indebtedness, as shown on our latest statement of consolidated financial position and computed in accordance with generally accepted accounting principles. (Section 101)

Restriction on Sale and Leaseback Transactions. Under the Indenture, neither we nor our restricted subsidiaries may enter into any sale and leaseback transactions involving any operating property, except for leases not exceeding three years by the end of which we intend to discontinue use of the property, unless an amount equal to the fair value of the operating property leased is applied within 120 days to:

•	the purchase of any asset or any interest in an asset which would qualify, after purchase, as an operating property; or

•	the retirement of indebtedness maturing more than one year after the date of determination, which may include debt securities to the extent they mature more than one year after such date. (Section 1006)

There is an additional exception as described below under “10% Basket Amount.”

10% Basket Amount. In addition to the exceptions described above under “Restriction on Liens” and “Restriction on Sale and Leaseback Transactions,” the Indenture allows additional secured indebtedness and additional sale and leaseback transactions as long as the total of the secured indebtedness plus the attributable debt (defined below) in respect of sale and leaseback transactions, other than sale and leaseback transactions the proceeds of which are applied as described under “Restriction on Sale and Leaseback Transactions” above, does not exceed 10% of our consolidated net assets. “Attributable debt” means, as of the time of determination, the total obligation, discounted to present value at the rate per annum equal to the discount rate which would be applicable to a capital lease obligation with a similar term in accordance with generally accepted accounting principles, of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the initial term of the lease included in such sale and leaseback transactions, to the extent that such obligation is required to be reflected as indebtedness on our balance sheet under generally accepted accounting principles as in effect at the time. (Sections 101, 1005 and 1006)

Redemption

If and to the extent set forth in the applicable prospectus supplement, we will have the right to redeem the debt securities, in whole or from time to time in part, after the date and at the redemption prices set forth in the applicable prospectus supplement. (Section 1101)

Events of Default

An event of default in respect of any series of debt securities means:

•	default for 30 days in payment of interest on any debt security of that series;

•	default in payment of principal of or premium, if any, on any debt security of that series at Maturity;

•	default for 30 days in the deposit of any sinking fund payment when due in respect of that series;

•	our failure in the performance of any other of the covenants or warranties in the applicable Indenture which continues for 90 days after notice to us by the Trustee or by holders of at least 25% in aggregate principal amount of the debt securities of all series affected thereby;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default described in the applicable prospectus supplement as being applicable to debt securities of that series. (Section 501)

If an event of default (other than with respect to certain events of bankruptcy, insolvency or reorganization) with respect to any series of debt securities occurs and is continuing, unless the principal has already become due and payable, either the Trustee or the holders of 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount of such debt securities as may be specified in the terms of those securities) of all debt securities of that series to be due and payable immediately, but upon certain conditions such declaration may be annulled and past defaults may be waived by the holders of a majority in principal amount of the outstanding debt securities of that series on behalf of the holders of all debt securities of that series. An event of default relating to a bankruptcy, insolvency or reorganization will cause the outstanding securities to become immediately due and payable without any declaration or other act by the Trustee or the holders. The annulment and waiver may not be made with respect to a default in payment of principal of or premium, if any, or interest, if any, on the debt securities of that series and certain other specified defaults, unless those defaults have been cured or waived. (Section 502 and 513)

The prospectus supplement relating to each series of debt securities that are original issue discount securities will describe the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such original issue discount securities upon the occurrence and continuation of an event of default.

Within 90 days after the occurrence of a default with respect to any series of debt securities then outstanding, the Trustee must give to the holders of the outstanding debt securities of that series notice of such default to the extent provided by the Trust Indenture Act, unless such default shall have been cured or waived. However, except in the case of default in the payment of principal of or premium, if any, or interest on any debt security of that series, or in the deposit of any sinking fund payment which is provided for, the Trustee may withhold the notice if the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the Trustee in good faith determine that it is in the interest of the holders of that series of debt securities, and provided further that in the event of a breach of certain covenants, representations or warranties, such notice will not be given before 60 days after the occurrence of such default. (Section 602)

Before the Trustee is required to exercise rights under the Indenture at the request of holders, it is entitled to be indemnified to its satisfaction by such holders, subject to its duty, during an event of default, to act with the required standard of care. (Section 603(e))

We must file annual certificates with the Trustee certifying that we are in compliance with conditions and covenants under the Indenture. (Section 1008)

The Indenture provides that the holders of a majority in principal amount of outstanding debt securities of any series affected thereby, voting as a single class, may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or other power conferred on the Trustee, in respect of such series, provided that the Trustee may decline to act if such direction is contrary to law or the Indenture or the debt securities or that a responsible officer (or responsible officers) of the Trustee determines in good faith would expose it to personal liability. (Section 512)

Defeasance

The Indenture includes provisions allowing defeasance of the debt securities of any series issued thereunder. In order to defease debt securities, we would deposit with the Trustee or another trustee money or U.S. government obligations sufficient to make all payments on those debt securities. If we make a defeasance deposit with respect to a series of debt securities, we may elect either:

•	to be discharged from all of our obligations on such series of debt securities, except for our obligations to register the debt securities, register transfers and exchanges, to replace mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust (Section 1302); or

•	to be released from our obligations under certain covenants related to such series of debt securities, including the restrictions described herein relating to consolidations, mergers and sales of assets, and to liens and sale and leaseback transactions. (Section 1303).

As a condition to any such defeasance under Section 1302 of the Indenture, we must deliver to the Trustee an opinion of our counsel that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if the defeasance had not occurred. (Section 1304)

The applicable prospectus supplement will state if any defeasance provision will not apply to debt securities offered in connection with that prospectus supplement.

Modification of the Indenture and Waiver of Covenants

With authorization from our Board of Directors, we may enter into supplemental indentures without the consent of any holders for certain limited purposes, including:

•	to evidence the succession of another Person to our rights and the assumption by any such successor of our covenants in the Indenture and in the debt securities;

•	to add to our covenants or other provisions for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the Indenture;

•	to add any additional events of default in respect of all or any series of debt securities;

•	to add to or change any of the provisions of the Indenture to the extent necessary to permit or facilitate the issuance of debt securities in bearer form, uncertificated form or in the form of book-entry securities;

•

to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of debt securities, provided that any such addition, change or elimination (i) does not (A) apply to any debt security of any series entitled to the benefit of such provision that was created prior to the execution of such supplemental indenture and (B) modify the rights of the holder of any such debt security with respect to such provision or (ii) shall become effective only when there is no such debt security outstanding;

•	to secure the debt securities or to provide that any of our obligations under any series of debt securities shall be guaranteed and the terms and conditions for the release or substitution of such security or guarantee;

•	to establish the form or terms of debt securities of any series; or

•	to evidence the appointment of a successor Trustee with respect to the debt securities of one or more series and provide for the acceptance of such appointment by the successor Trustee and to add to or change any of the provisions of the Indenture to provide for or facilitate the trust administration under the Indenture by more than one Trustee;

•	if allowed, without penalty under applicable laws and regulations, to permit payment in the U.S. (including any of the states thereof and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction of principal, premium, if any, or interest, if any, on debt securities in bearer form or coupons, if any;

•	to cure any ambiguity or to correct or supplement any provision in the Indenture, or in any supplemental indenture, which may be defective or inconsistent with any other provision in the Indenture or to eliminate any conflict between the terms of the Indenture and the Trust Indenture Act; or

•	to make any other change with respect to matters or questions arising under this Indenture which does not materially adversely affect the interests of the holders of a series of debt securities affected thereby. (Section 901)

We may execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of a series of debt securities outstanding thereunder if we obtain the consent of the holders of a majority in principal amount of the outstanding debt securities adversely affected by the addition, change or elimination, except that no supplemental indenture may, without the consent of the holder of each outstanding debt security affected by the supplemental indenture:

•	change the Stated Maturity, or reduce the principal amount, the premium, if any, thereon or the rate of payment of interest thereon, of any debt security of any series;

•	reduce the aforesaid percentage of outstanding debt securities of any series, the consent of the holders of which is required for any supplemental indenture or for waiver of compliance with certain provisions of the Indenture or certain defaults thereunder; or

•	effect certain other specified changes. (Section 902)

We may also omit compliance with specified covenants in the Indenture upon waiver by holders of a majority in principal amount of outstanding debt securities affected by such covenants. (Section 1007)

Consolidation, Merger, Conveyance, Transfer or Lease of Assets

Under the Indenture we may, without the consent of the holders of any of the outstanding debt securities, consolidate with or merge into any other Person or convey, transfer or lease our assets substantially as an entirety to any Person provided that:

•	the successor is organized and existing under the laws of the United States of America or any State thereof or the District of Columbia;

•	the successor assumes our obligations on the debt securities and under the Indenture;

•	after giving effect to the transaction no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

•	certain other specified conditions are met. (Section 801)

Upon the consolidation, merger or conveyance, transfer or lease, the successor formed by the consolidation, or into which we are merged or to which the conveyance, transfer or lease is made, will succeed to, and be substituted for us under the Indenture and thereafter, except in the case of a lease, we will be relieved of all obligations and covenants under the Indenture. (Section 802)

Unless we specify otherwise in the applicable prospectus supplement, the Indenture and the terms of the debt securities will not contain any covenants designed to afford holders of any debt securities protection in a highly leveraged or other transaction involving us, whether or not resulting in a change of control, which may adversely affect holders of the debt securities.

Although there is a limited body of case law interpreting the phrase “substantially as an entirety,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of our properties and assets “substantially as an entirety.” As a result, it may be unclear as to whether the merger, consolidation or conveyance, transfer or lease of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the Trustee under the Indenture, under which we have outstanding previously issued senior notes. The Bank of New York Mellon Trust Company, N.A. is also the successor trustee under an indenture pursuant to which we previously issued senior notes, which remain outstanding in whole or in part. Additionally, our subsidiary, Monsanto Finance Canada Co., issued senior notes under an indenture pursuant to which the Trustee served as trustee. We subsequently assumed our subsidiary’s obligations in respect of those securities pursuant to a supplemental indenture with the Trustee. Affiliates of the Trustee have been participants in our revolving credit agreements, and provide other commercial banking services to us. An affiliate of the Trustee was an underwriter in connection with certain of the offerings referred to above.

There may be more than one trustee under the Indenture, each with respect to one or more series of debt securities. (Section 101) We may remove the Trustee in respect of any series as long as there is no event of default and no event that, upon notice or lapse of time or both, would become an event of default in respect of that series. The holders of a majority of the principal amount of the series may also remove the Trustee under the Indenture at any time. The Indenture prescribes procedures by which the Trustee will be replaced, in the event of its removal. (Section 610)

If the Trustee under the Indenture is or becomes one of our creditors, the Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claims as security or otherwise. The Trustee will be permitted to engage in other transactions. However, if after a specified default has occurred and is continuing, if the Trustee acquires or has a conflicting interest, it must eliminate such conflict within 90 days or receive permission from the SEC to continue as a trustee or resign. (Section 608)

If two or more persons are acting as trustee with respect to different series of debt securities, each trustee will be a trustee of a trust under the Indenture separate from the trust administered by any other such trustee. Except as otherwise indicated in this prospectus or in an applicable prospectus supplement, any action to be taken by the Trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the Indenture. (Sections 101, 608 and 610)

Governing Law

Unless otherwise specified in the applicable prospectus supplement and except to the extent that the Trust Indenture Act applies, the Indenture and the debt securities will be governed by New York law. (Section 112)

Book-Entry Debt Securities

Unless otherwise indicated in the prospectus supplement, DTC, will act as securities depository for the debt securities. The debt securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered certificate will be issued for each issue of the debt securities, each in the aggregate principal amount of such issue, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants, which we refer to as or Direct Participants, deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, or Indirect Participants. The DTC Rules applicable to its participants are on file with the Commission. More information about DTC can be found at www.dtcc.com.

Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each security, or the Beneficial Owner, is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the debt securities unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments of principal, any premium, interest, or other amounts on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities registered in “street name,” and will be the responsibility of such Participant and not of DTC, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, any premium, interest, or other amounts on the debt securities to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the debt securities at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor depository is not obtained, certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our capital stock and the provisions of our certificate of incorporation and bylaws. The following also summarizes some relevant provisions of the General Corporation Law of the State of Delaware, which we refer to as Delaware law. Since the terms of our certificate of incorporation and bylaws and Delaware law are more detailed than the general information provided below, you should only rely on the actual provisions of those documents and Delaware law. If you would like to read those documents, they are on file as exhibits to documents we have filed with the SEC, which are available as described under “Where You Can Find More Information.”

General

We are authorized to issue 1,500,000,000 shares of our common stock, $0.01 par value, and 20,000,000 shares of undesignated preferred stock, $0.01 par value.

Common Stock

All of our outstanding shares of common stock are fully paid and nonassessable. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of our preferred stock, if any, then outstanding. The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our shareowners, including the election of directors. The holders of our common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions applicable to our common stock.

Computershare is the registrar and transfer agent for our common stock. Our common stock is listed on the New York Stock Exchange under the symbol “MON.” As of April 4, 2016, there were 436,844,990 shares of our common stock issued and outstanding.

Preferred Stock

Our board of directors has the authority, without action by the shareowners, to designate and issue our preferred stock from time to time in one or more series, with such voting powers, designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be stated in the resolution or resolutions providing for the designation and issuance of such stock adopted from time to time by the board of directors. It is not possible to state the actual effect of the issuance of any shares of our preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of our preferred stock. However, the effects might include, among other things:

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change of control of us without further action by our shareowners.

The shares of different series may differ, including as to rank, as may be provided in our certificate of incorporation or as may be fixed by our board of directors as described above. Subject to shareowner approval, we may from time to time amend our certificate of incorporation to increase or decrease the number of authorized shares of preferred stock.

The material terms of any series of preferred stock being offered will be described in the prospectus supplement relating to that series of preferred stock. That prospectus supplement may not restate the amendment to our certificate of incorporation or the board resolution that establishes a particular series of preferred stock in its entirety. We urge you to read that amendment or board resolution because it, and not the description in the applicable prospectus supplement, will define your rights as a holder of preferred stock. The certificate of amendment to our certificate of incorporation or board resolution will be filed with the Secretary of State of the State of Delaware and with the SEC.

No shares of our preferred stock are currently outstanding, and we have no present plans to issue any shares of our preferred stock.

Certain Effects of Authorized but Unissued Stock

We may issue additional shares of common stock or preferred stock without shareholder approval, subject to applicable rules of the New York Stock Exchange, for a variety of corporate purposes, including raising additional capital, corporate acquisitions, corporate recapitalization transactions such as stock splits and employee benefit plans. The existence of unissued and unreserved common and preferred stock may enable us to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of us through a merger, tender offer, proxy contest, or otherwise, and protect the continuity of management and possibly deprive you of opportunities to sell your shares at prices higher than the prevailing market prices.

Certain Provisions of our Certificate of Incorporation and Bylaws

Certain provisions of our certificate of incorporation and bylaws described in more detail below may discourage certain types of transactions that involve an actual or threatened change of control of us. Since the terms of our certificate of incorporation and bylaws may differ from the summary we are providing below, you should only rely on the actual provisions of our certificate of incorporation and bylaws. If you would like to read our certificate of incorporation or bylaws, they are on file as exhibits to documents we have filed with the SEC, which are available as described under “Where You Can Find More Information.”

Size of Board

Our certificate of incorporation provides that the number of directors to constitute the board of directors will be fixed from time to time by resolution of our board of directors, subject to any rights of holders of any outstanding series of preferred stock or any other series or class of stock to elect additional directors under specified circumstances. Our bylaws provide for a board of directors of at least five but not more than twenty directors. In accordance with our bylaws, our board of directors has fixed the number of directors at fourteen.

Limitation on Nomination of Directors

In order for one of our shareowners to nominate a candidate for director, our bylaws require that such shareowner give timely notice to us in advance of the meeting. Ordinarily, the shareowner must give notice not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting (unless the shareowner takes advantage of the proxy access provisions in our bylaws, in which case the nomination must ordinarily be made no earlier than 150 days and no later than 120 days before the anniversary of the date that we issued our proxy statement for the preceding year’s annual meeting). The notice must describe various matters regarding the nominee, the shareowner giving the notice, and the beneficial owner on whose behalf the nomination is made. Our certificate of incorporation does not permit cumulative voting in the election of directors. Accordingly, the holders of a majority of the then outstanding shares of common stock can elect all the directors being elected at a meeting of shareowners.

Removal of Directors

Our certificate of incorporation provides that shareowners may remove a director with or without “cause” with the approval of the holders of 70% of our voting stock, subject to any rights of holders of any outstanding series of preferred stock or any other series or class of stock to elect additional directors under specified circumstances.

Filling Vacancies

Our certificate of incorporation provides that, subject to the rights, if any, of the holders of any class of preferred stock then outstanding, only the vote of a majority of the remaining directors may fill vacancies (although less than a quorum).

Limitations on Shareowner Action by Written Consent

Our certificate of incorporation eliminates the right of shareowners to act by written consent without a meeting.

Limitations on Calling Shareowner Meetings

Under our bylaws, shareowners may not call special meetings of shareowners or require our board of directors to call special meetings of shareowners, and only our board of directors or a committee of the board may call special meetings of our shareowners, unless otherwise provided by Delaware law.

Limitations on Proposals of Other Business

Other than with respect to proposals brought pursuant to Rule 14a-8 under the Exchange Act, in order for a shareowner to bring a proposal before an annual meeting, our bylaws require that the shareowner give timely notice to us in advance of the meeting. Ordinarily, in order to submit a proposal pursuant to our bylaws, the shareowner must give notice at least 90 days but not more than 120 days before the first anniversary of the preceding year’s annual meeting. The notice must include a description of the proposal, the reasons for the proposal and other specified matters, including information regarding the shareowner giving the notice and the beneficial owner, if any, on whose behalf the proposal is made.

Our board of directors may reject any proposals that have not followed these procedures or that are not a proper subject for shareowner action in accordance with the provisions of applicable law.

Notice by a shareowner to us requesting inclusion of a proposal in our proxy statement pursuant to Rule 14a-8 under the Exchange Act will be considered timely if submitted prior to the deadline specified in Rule 14a-8. Upon timely receipt, we determine whether or not to include such proposal in accordance with such Rule.

Anti-Takeover Effects of Provisions

The inability to vote shares cumulatively, the advance notice requirements for nominations and provisions of our certificate of incorporation and bylaws that limit the ability of shareowners to increase the size of our board or to remove directors and that permit the remaining directors to fill any vacancies on our board of directors make it more difficult for shareowners to change the composition of our board of directors, whether or not a change in our board of directors would benefit us and our shareowners.

The provisions of our bylaws that require advance notice of other proposals for a meeting of shareowners may make it more difficult for shareowners to take action opposed by the board of directors. Moreover, even though a shareowner may submit a proposal in accordance with advance notice provisions, a shareowner cannot force a shareowner consideration of a proposal over the opposition of our board of directors by calling a special meeting of shareowners.

These provisions make it more difficult and time-consuming to obtain majority control of our board of directors or otherwise bring a matter before shareowners without our board’s consent, and thus reduce our vulnerability to an unsolicited takeover proposal. These provisions enable us to develop our business in a manner that the board of directors believes is in the best interests of us or our shareowners and the potential disruption entailed by a threat of a takeover. On the other hand, these provisions may adversely affect the ability of shareowners to influence our governance and the possibility that shareowners would receive a premium above market price for their securities from a potential acquirer who is unfriendly to management.

We do not have a shareowner rights plan and we are not currently considering adopting one. The board of directors has adopted a policy that it will only adopt a shareowner rights plan if either (1) the shareowners have approved adoption of the rights plan or (2) the board of directors in its exercise of its fiduciary responsibilities, including a majority of the independent members of the board of directors, makes a determination that, under the circumstances existing at the time, it is in the best interests of the shareowners to adopt a shareowner rights plan without the delay in adoption that would come from the time reasonably anticipated to seek shareowner approval.

Delaware Statutory Provisions

Delaware law also contains certain provisions which may have an anti-takeover effect and otherwise discourage third parties from effecting transactions with us.

In general, Delaware law prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by shareowners.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary shares evidenced by depositary receipts. Each depositary receipt represents a fraction of a share of the particular series of preferred stock issued and deposited with a depositary under a separate deposit agreement between us and a bank or trust company we select. The fraction of a share of preferred stock which each depositary share represents will be set forth in the prospectus supplement relating to those depositary shares. The prospectus supplement relating to a series of depositary shares will set forth the name and address of this preferred stock depositary.

General

Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the preferred stock represented by such depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.

A holder of depositary shares will be entitled to receive the shares of preferred stock, but only in whole shares of preferred stock, underlying those depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the whole number of shares of preferred stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt for the excess number of depositary shares.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions in respect of the series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion, to the extent possible, to the number of depositary shares owned by those holders. The depositary, however, will distribute only the amount that can be distributed without attributing to any depositary share a fraction of one cent, and any undistributed balance will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

If there is a distribution other than in cash in respect of the preferred stock, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders, unless the preferred stock depositary determines that it is not feasible to make such a distribution. In that case, the preferred stock depositary may, with our approval, adopt any method that it deems equitable and practicable to effect the distribution, including a public or private sale of the property and distribution of the net proceeds from the sale to the holders.

The amount distributed in any of the above cases will be reduced by any amount we or the preferred stock depositary are required to withhold on account of taxes.

Conversion and Exchange

If any series of preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in an applicable prospectus supplement, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares evidenced by the depositary receipts pursuant to those provisions.

Redemption of Depositary Shares

If any series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of the preferred stock held by the preferred stock depositary. Whenever we redeem a share of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately as we may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price. Any funds that we deposit with the preferred stock depositary relating to depositary shares which are not redeemed by the holders of the depositary shares will be returned to us after a period of two years from the date the funds are deposited by us.

Voting

Upon receipt of notice of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the preferred stock depositary will send the information contained in the notice to the record holders of the depositary receipts. Each record holder of the depositary receipts on the record date, which will be the same date as the record date for the preferred stock, may then instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying that holder’s depositary shares. The preferred stock depositary will try to vote the number of shares of preferred stock underlying the depositary shares in accordance with the instructions, and we will agree to take all reasonable action which the preferred stock depositary deems necessary to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the preferred stock to the extent that it does not receive specific written instructions from holders of depositary receipts representing the preferred stock.

Record Date

Subject to the provisions of the deposit agreement, whenever:

•	any cash dividend or other cash distribution becomes payable;

•	any distribution other than cash is made;

•	any rights, preferences or privileges are offered with respect to the preferred stock;

•	the preferred stock depositary receives notice of any meeting at which holders of preferred stock are entitled to vote or of which holders of preferred stock are entitled to notice; or

•	the preferred stock depositary receives notice of the mandatory conversion of or any election by us to call for the redemption of any preferred stock, the preferred stock depositary will in each instance fix a record date, which will be the same as the record date for the preferred stock, for the determination of the holders of depositary receipts

•	who will be entitled to receive dividend, distribution, rights, preferences or privileges or the net proceeds of any sale; or

•	who will be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of the meeting or the redemption or conversion.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the preferred stock depositary, upon payment of any unpaid amount due the preferred stock depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced by the depositary receipts is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by the depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock that are withdrawn will not be entitled to deposit the shares that have been withdrawn under the deposit agreement or to receive depositary receipts.

Amendment and Termination of the Deposit Agreement

We and the preferred stock depositary may at any time agree to amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the preferred stock depositary only if all outstanding shares have been redeemed or if a final distribution in respect of the underlying preferred stock has been made to the holders of the depositary shares in connection with our liquidation, dissolution or winding up.

Charges of Preferred Stock Depositary

We will pay all charges of the preferred stock depositary including charges in connection with the initial deposit of the preferred stock, the initial issuance of the depositary receipts, the distribution of information to the holders of depositary receipts with respect to matters on which preference stock is entitled to vote, withdrawals of the preferred stock by the holders of depositary receipts or redemption or conversion of the preferred stock, except for taxes (including transfer taxes, if any) and other governmental charges and any other charges expressly provided in the deposit agreement to be at the expense of holders of depositary receipts or persons depositing preferred stock.

Miscellaneous

Neither we nor the preferred stock depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing any obligations under the deposit agreement. The obligations of the preferred stock depositary under the deposit agreement are limited to performing its duties under the agreement without negligence or bad faith. Our obligations under the deposit agreement are limited to performing our duties in good faith.

Neither we nor the preferred stock depositary is obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on advice of or information from counsel, accountants or other persons that they believe to be competent and on documents that they believe to be genuine.

The preferred stock depositary may resign at any time or be removed by us, effective upon the acceptance by its successor of its appointment. If we have not appointed a successor preferred stock depositary and the successor depositary has not accepted its appointment within 60 days after the preferred stock depositary delivered a resignation notice to us, the preferred stock depositary may terminate the deposit agreement. See “— Amendment and Termination of the Deposit Agreement” above.

The descriptions of the deposit agreements in this prospectus are summaries of the material provisions of the applicable agreements. These descriptions do not include all terms of those agreements and do not contain all of the information that you may find useful. The applicable prospectus supplement will describe the terms of any depositary shares in more detail; and we urge you to read the applicable prospectus supplement and the deposit agreement because they, and not our summaries and descriptions, will define your rights as holders of the depositary shares. The applicable prospectus supplement will also state whether any of the generalized provisions summarized above do not apply to the depositary shares or depositary receipts being offered. The forms of the relevant documents will be filed with the SEC and will be available as described under the heading “Where You Can Find More Information” above.

DESCRIPTION OF WARRANTS AND WARRANT UNITS

We may issue warrants, including warrants to purchase our debt securities, common stock, preferred stock, depositary shares or any combination of the foregoing. Warrants may be issued independently or as part of a unit with any other securities and may be attached to or separate from the underlying securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, as detailed in the prospectus supplement relating to the warrants being offered.

A prospectus supplement relating to any warrants being offered will include specific terms relating to the offering, including a description of any other securities sold together with the warrants. Such terms will include:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currencies in which the price or prices of the warrants may be payable;

•	the designation, amount and terms of the debt securities, common stock or preferred stock purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

•	the price or prices at which the offered securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants, including adjustments in the exercise price;

•	information with respect to book-entry procedures, if any;

•	a discussion of any material Federal income tax considerations; and

•	any other material terms of the warrants, including terms, procedures, and limitations relating to the transferability, exchange, exercise or redemption of the warrants.

The descriptions of the warrant agreements in this prospectus are summaries of the material provisions that would appear in the applicable agreements. These descriptions do not include all terms of those agreements and do not contain all of the information that you may find useful. The applicable prospectus supplement will describe the terms of any warrants or warrant units in more detail; and we urge you to read the applicable documents because they, and not our summaries and descriptions, will define your rights as holders of the warrants or any warrant units. The applicable prospectus supplement will also state whether any of the generalized provisions summarized above do not apply to the warrants or warrant units being offered. The forms of the relevant documents will be filed with the SEC and will be available as described under the heading “Where You Can Find More Information” above.

DESCRIPTION OF RIGHTS AND RIGHTS UNITS

We may issue rights, including rights to purchase our debt securities, common stock, preferred stock, depositary shares or any combination of the foregoing. Rights may be issued independently or as part of a unit with any other securities and may be attached to or separate from the underlying securities, and may or may not be transferable by the person receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering. The rights will be issued under rights agreements to be entered into between us and a bank or trust company, as rights agent, as detailed in the prospectus supplement relating to the rights being offered.

A prospectus supplement relating to any rights being offered will include specific terms relating to the offering, including a description of any other securities sold together with the rights. Such terms will include:

•	the price or prices, if any, at which the rights will be issued;

•	the currencies in which the price or prices, if any, of the rights may be payable;

•	if applicable, the number of rights issued or to be issued to each shareowner;

•	if applicable, the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

•	the designation, amount and terms of the debt securities, common stock, preferred stock or other securities purchasable upon exercise of the rights and procedures by which those numbers may be adjusted;

•	the designation and terms of the other offered securities, if any, with which the rights are issued and the number of the rights issued with each security;

•	if applicable, the date on and after which the rights and the offered securities purchasable upon exercise of the rights will be separately transferable;

•	the price or prices at which the offered securities purchasable upon exercise of the rights may be purchased;

•	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;

•	the minimum or maximum amount of the rights that may be exercised at any one time;

•	any terms relating to the modification of the rights, including adjustments in the exercise price;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights;

•	information with respect to book-entry procedures, if any;

•	a discussion of any material Federal income tax considerations; and

•	any other material terms of the rights, including terms, procedures, and limitations relating to the transferability, exchange, exercise or redemption of the rights.

The descriptions of the rights agreements in this prospectus are summaries of the material provisions that would appear in the applicable agreements. These descriptions do not include all terms of those agreements and do not contain all of the information that you may find useful. The applicable prospectus supplement will describe the terms of any rights or rights units in more detail; and we urge you to read the applicable documents because they, and not our summaries and descriptions, will define your rights as holders of the rights or any rights units. The applicable prospectus supplement will also state whether any of the generalized provisions summarized above do not apply to the rights or rights units being offered. The forms of the relevant documents will be filed with the SEC and will be available as described under the heading “Where You Can Find More Information” above.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts obligating holders to purchase from us, and us to sell to the holders, our debt securities, common stock, preferred stock, depositary shares or any combination of the foregoing at a future date or dates. The purchase contracts may require us to make periodic payments to the holders of purchase contracts. These payments may be unsecured or prefunded on a basis to be specified in the prospectus supplement relating to the purchase contracts. The purchase contracts may be issued separately or as part of purchase units consisting of a purchase contract and an underlying security, which may include debt obligations of third parties, such as U.S. Treasury securities, that is pledged by the holder of a purchase contract to secure its obligations under the purchase contract.

The prospectus supplement relating to any purchase contracts or purchase units we are offering will specify the material terms of the purchase contracts, the purchase units and any applicable pledge or depository arrangements, including one or more of the following:

•	the amount that a holder will be obligated to pay under the purchase contract, or the formula by which such amount shall be determined;

•	the settlement date or dates on which the holder will be obligated to purchase the securities, and the conditions, if any, under which the settlement date may occur on an earlier date;

•	the events, if any, that will cause our obligations and the obligations of the holder under the purchase contract to terminate;

•	the settlement rate, which will determine the number of shares or other securities to be purchased, which may be determined by a formula, which may be based on the market price of our common stock or preferred stock over a specified period or determined by reference to other factors;

•	whether the purchase contracts will be issued separately or as part of units consisting of a purchase contract and an underlying security, which would be pledged by the holder to secure its obligations under a purchase contract;

•	the type of underlying security, if any, that is pledged by the holder to secure its obligations under a purchase contract;

•	the terms of any pledge arrangement relating to any underlying securities, including the terms on which distributions or payments of interest and principal on any underlying securities will be retained by a collateral agent, delivered to us or distributed to the holder; and

•	the amount of the contract fee, if any, that may be payable by us to the holder or by the holder to us, the terms of payment and any provisions for deferral of payment; the contract fee may be a percentage of the stated amount of the purchase contract or determined by other factors.

The descriptions of the purchase contracts, purchase units and any applicable underlying security or pledge or depository arrangements in this prospectus are summaries of the material provisions that would appear in the applicable documents. These descriptions do not include all terms of those documents and do not contain all of the information that you may find useful. The applicable prospectus supplement will describe the terms of any purchase contracts or purchase units in more detail; and we urge you to read the applicable documents because they, and not our summaries and descriptions, will define your rights as holders of the purchase contracts or purchase units. The applicable prospectus supplement will also state whether any of the generalized provisions summarized above do not apply to the purchase contracts, purchase units and any applicable underlying security being offered. The forms of the relevant documents will be filed with the SEC and will be available as described under the heading “Where You Can Find More Information” above.

PLAN OF DISTRIBUTION

We may offer or sell securities to or through one or more underwriters, dealers and agents, or through a combination of any of these methods, or directly to purchasers, on a continuous or delayed basis. We will describe the details of any such offering and the plan of distribution for any securities offering by us in a supplement to this prospectus.

We may offer and sell securities from time to time to one or more underwriters who would purchase the securities as principal for resale to the public, either on a firm commitment or best efforts basis. If we sell securities to underwriters, we will execute an underwriting agreement with them at the time of the sale and will name them in the applicable supplement. In connection with these sales, the underwriters may be deemed to have received compensation from us in the form of underwriting discounts and commissions. The underwriters also may receive commissions from purchasers of securities for whom they may act as agent. Unless we specify otherwise in the applicable supplement, the underwriters will not be obligated to purchase the securities unless the conditions set forth in the underwriting agreement are satisfied, and if the underwriters purchase any of the securities, they will be required to purchase all of the offered securities. The underwriters may acquire the securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or varying prices determined at the time of sale. The underwriters may sell the offered securities to or through dealers, and those dealers may receive discounts, concessions, or commissions from the underwriters as well as from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. The applicable prospectus supplement will contain a statement regarding the intention, if any, of the underwriters to make a market in the offered securities.

If we use a dealer in an offering of securities using this prospectus, we will sell the offered securities to the dealer, as principal. The dealer may then resell those securities to the public at a fixed price or at varying prices to be determined by the dealer at the time of resale.

We may also use this prospectus to offer and sell securities through agents designated by us from time to time. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

Underwriters, dealers or agents participating in a distribution of securities by use of this prospectus and an applicable prospectus supplement may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, whether received from us or from purchasers of offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act.

Under agreements that we may enter into, underwriters, dealers or agents who participate in the distribution of securities by use of this prospectus and an applicable prospectus supplement may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that those underwriters, dealers or agents may be required to make.

We may authorize agents, underwriters or dealers to solicit offers by specified institutions to purchase securities offered by this prospectus pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement. The prospectus supplement will set forth the commission payable for soliciting such contracts.

Underwriters, dealers, agents or their affiliates may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

We may also use this prospectus to directly solicit offers to purchase securities. Except as set forth in the applicable prospectus supplement, none of our directors, officers, or employees will solicit or receive a commission in connection with those direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

We may offer to sell securities either at a fixed price or at prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe in the applicable prospectus supplement how any auction will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the auction and, where applicable, the nature of the underwriters’ obligations with respect to the auction.

The securities may be sold on any national securities exchange on which the securities may be listed at the time of sale, in the over-the-counter market or in transactions otherwise than on such exchanges or in the over-the-counter market or in transactions that include special offerings and exchange distributions pursuant to and in accordance with the rules of such exchanges.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement that includes this prospectus).

LEGAL MATTERS

The validity of the securities offered by this prospectus and any prospectus supplement will be passed upon for us by Bryan Cave LLP, St. Louis, Missouri.

EXPERTS

The consolidated financial statements, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015, and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by Monsanto, except any underwriters’ fees and expenses, in connection with the sale of the securities being registered hereby. All of the amounts shown are estimated, except the SEC registration fee.

SEC registration fee	$604,200
Printing expenses	(1)
Rating agency fees and expenses	(1)
Trustee’s fees and expenses	(1)
Legal fees and expenses	(1)
Accounting fees and expenses	(1)
Miscellaneous expenses	(1)

Total	$(1)

(1)	These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time. An estimate of the aggregate amount of these expenses will be reflected in the applicable prospectus supplement.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations. Section 59 of Monsanto’s Bylaws requires indemnification of any person made a party to any proceeding by reason of the fact that the person is or was a director or officer of Monsanto, or serving at the request of Monsanto as a director, officer or fiduciary of another enterprise, including employee benefit plans; and permits indemnification of any person made a party to any proceeding by reason of the fact that the person is or was an employee or agent of Monsanto, or was serving at the request of Monsanto as an employee or agent of another enterprise, including employee benefit plans. The Bylaws provide for certain conditions to such indemnification. Article IX of Monsanto’s Restated Certificate of Incorporation eliminates directors’ liability to Monsanto and its shareowners for breaches of fiduciary duty, except to the extent that such exemption from liability is not permitted by Delaware law.

It is anticipated that, in any underwriting agreements, the underwriter(s) named therein will agree to indemnify Monsanto and its directors and certain of its respective officers against certain civil liabilities, including civil liabilities under the Securities Act.

Monsanto maintains directors’ and officers’ liability insurance coverage.

ITEM 16.	EXHIBITS

See Exhibit Index attached hereto and incorporated by reference.

ITEM 17.	UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Monsanto Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on April 13, 2016.

MONSANTO COMPANY

By:	/S/ PIERRE COURDUROUX
Name:	Pierre Courduroux
Title:	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

/S/ HUGH GRANT Hugh Grant	Chairman of the Board and Chief Executive Officer, Director (Principal Executive Officer)	April 13, 2016

/S/ PIERRE COURDUROUX Pierre Courduroux	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	April 13, 2016

/S/ NICOLE M. RINGENBERG Nicole M. Ringenberg	Vice President and Controller (Principal Accounting Officer)	April 13, 2016

* Dwight M. Barns	Director	April 13, 2016

* Gregory H. Boyce	Director	April 13, 2016

* David L. Chicoine	Director	April 13, 2016

* Janice L. Fields	Director	April 13, 2016

* Arthur H. Harper	Director	April 13, 2016

* Laura K. Ipsen	Director	April 13, 2016

* Marcos M. Lutz	Director	April 13, 2016

Signature	Title	Date

* C. Steven McMillan	Director	April 13, 2016

* Jon R. Moeller	Director	April 13, 2016

* William U. Parfet	Director	April 13, 2016

* George H. Poste	Director	April 13, 2016

* Robert J. Stevens	Director	April 13, 2016

* Patricia Verduin	Director	April 13, 2016

*	DAVID F. SNIVELY, by signing his name hereto, does sign this document on behalf of the above noted individuals, pursuant to powers of attorney duly executed by such individuals which have been filed as an Exhibit to this Registration Statement.

* By:	/S/ DAVID F. SNIVELY
David F. Snively
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

1.1	Form of Underwriting Agreement (Debt).

1.2	Form of Underwriting Agreement (Common Stock) — to be filed as an exhibit subsequently included or incorporated by reference herein.

1.3	Form of Underwriting Agreement (Preferred Stock) — to be filed as an exhibit subsequently included or incorporated by reference herein.

1.4	Form of Underwriting Agreement (Depositary Shares) — to be filed as an exhibit subsequently included or incorporated by reference herein.

1.5	Form of Underwriting Agreement (Warrants) — to be filed as an exhibit subsequently included or incorporated by reference herein.

1.6	Form of Underwriting Agreement (Rights) — to be filed as an exhibit subsequently included or incorporated by reference herein.

1.7	Form of Underwriting Agreement (Purchase Contracts) — to be filed as an exhibit subsequently included or incorporated by reference herein.

1.8	Form of Underwriting Agreement (Units) — to be filed as an exhibit subsequently included or incorporated by reference herein.

3.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of Form 10-Q, filed June 27, 2013, File No. 001-16167).

3.2	Monsanto Company Amended and Restated Bylaws, as amended effective January 11, 2016 (incorporated by reference to Exhibit 3.2(i) of Form 8-K, filed January 11, 2016, File No. 001-16167).

4.1	Indenture, dated as of July 1, 2014, between Monsanto Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (incorporated by reference to Exhibit 4.1 of Form 8-K, filed July 1, 2014, File No. 1-16167)

4.2	Form of Debt Security (included in Exhibit 4.1).

4.3	Form of Certificate of Designation or other document setting forth the rights of the holders of Preferred Stock or Depositary Shares representing such shares of Preferred Stock — to be filed as an exhibit subsequently included or incorporated by reference herein.

4.4	Form of Deposit Agreement for Depositary Shares (including form of depositary receipt) — to be filed as an exhibit subsequently included or incorporated by reference herein.

4.5	Form of Warrant Agreement (including form of warrant certificate) — to be filed as an exhibit subsequently included or incorporated by reference herein.

4.6	Form of Rights Agreement (including form of rights certificate) — to be filed as an exhibit subsequently included or incorporated by reference herein.

4.7	Form of Purchase Contract Agreement and Units (including form of related security certificate) — to be filed as an exhibit subsequently included or incorporated by reference herein.

5	Opinion and consent of Bryan Cave LLP, counsel to Monsanto.

Exhibit Number	Description of Exhibit

12	Computation of Ratio of Earnings to Fixed Charges (incorporated herein by reference to Exhibit 12 of the registrant’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2016).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Bryan Cave LLP (contained in Exhibit 5).

24.1	Powers of Attorney executed by the directors and certain officers of Monsanto, dated April 12, 2016.

25.1	Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon Trust Company, N.A., as Trustee with respect to the Indenture dated as of July 1, 2014.